Exhibit F-2(d)

               [Letterhead of Ryan, Russell, Ogden & Seltzer LLP]




                                                               December 26, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      GPU, Inc.
                           Application on Form U-1
                           SEC File No. 70-8593

Ladies and Gentlemen:

                  We have examined Post-Effective Amendment No. 24, dated September 19, 2000, to the Application on Form U-1, dated March 15, 1995, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") and certain of its subsidiaries, with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8593, as amended by Post-Effective Amendment No. 25 thereto, dated October 25, 2000, and as to be amended by Post-Effective Amendment No. 26 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and thus to be amended, is hereinafter referred to as the "Application.")

                  The Application now contemplates, among other things, extending until June 30, 2003 the period during which GPU may invest in: (i) one or more subsidiary companies (each, a "Subsidiary Company") which will be engaged in the business of owning interests in and securities of foreign utility companies ("FUCOs") and/or exempt wholesale generators ("EWGs") (each, an "Exempt Entity"), and (ii) Exempt Entities. Such involvement by GPU in Subsidiary Companies and Exempt Entities may take the form of, among other things, direct investments in Subsidiary Company securities ("Subsidiary Securities"), guarantees or other similar undertakings ("Guarantees") by GPU entered into to support obligations of Subsidiary Companies and Exempt Entities and loans evidenced by promissory notes of subsidiary companies ("Subsidiary Company Notes"), and the assumption of liabilities of Subsidiary Companies and Exempt Entities.


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Securities and Exchange Commission
December 26, 2000

Page 2



                  We have examined copies, signed, certified or otherwise proven to our satisfaction of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.

                  We have been counsel to GPU for many years. We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be expert in the laws of any other jurisdiction.

                  Based upon the foregoing, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that,

                           (a) all Pennsylvania  laws applicable to the proposed
                  transactions have been complied with (except that we express no view with respect to any state "blue sky" or securities laws that will have been complied with); and

                           (b) GPU is validly organized and duly subsisting in
                  the Commonwealth of Pennsylvania.

                  We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                             Very truly yours,




                                             RYAN, RUSSELL, OGDEN & SELTZER LLP